Accountants' Consent



The Board of Directors
Checkers Drive-In Restaurants, Inc.

We consent to incorporation by reference in the current report on Form 10-K of Rally's Hamburgers, Inc. of our report dated February 27, 1998, with respect to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 29, 1997 and December 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 1997, which report appears in the current report on Form 10-K of Checkers Drive-In Restaurants, Inc.



                                                     /s/ KPMG PEAT MARWICK LLP
                                                     -------------------------
                                                         KPMG PEAT MARWICK LLP

Tampa, Florida
March 30, 1998